Exhibit 99.1

December 18, 2013

My fellow shareholders,

It is an honor and a privilege for me to write my first letter to shareholders in my new role as Chairman and Chief Executive Officer of Unilife Corporation.

As many of you know, on November 21, 2013, Jim Bosnjak announced his decision to step down from the position of Chairman after seven years of stewardship. Given that Jim embodies the spirit, drive and commitment to leadership that defines Unilife, we were delighted that he will continue to serve on our Board under the newly created roles of Deputy Vice Chairman and Lead Independent Director. On behalf of Unilife’s entire Board and management team, I would like to take this opportunity to thank Jim for his guidance and support and look forward to his continued counsel.

The last few months have been transformational for our Company, as we have signed a series of cornerstone deals with pharmaceutical and biotechnology customers that confirm the accelerating strength of our business and are set to generate billions of dollars in future revenue.

These long-term contracts, as well as other deals that will emerge from our commercial pipeline moving forward, are the result of us recognizing several years ago that the pharmaceutical industry was transforming and that we were uniquely positioned to move first and capitalize upon the opportunity.

We saw that the pharmaceutical industry was shifting to complex biologics that have specific delivery requirements and well-defined patient populations. We also understood that most of these high-value drugs will be prescribed for patient self-injection to reduce healthcare costs, maximize therapy compliance and improve quality of life. The convergence of these market trends will result in half of all drug delivery within a decade occurring not in hospitals or doctor’s offices, but wherever the patient is during the course of their normal daily life. We knew that safe, simple and convenient devices that can be customized to address specific customer, drug and patient requirements would be increasingly integral to the delivery and commercial success of these injectable therapies.

To fully capitalize upon this significant opportunity, we have aggressively invested in R&D to develop the game-changing product platforms, advanced production systems and deep industry expertise to serve pharmaceutical companies under long-term partnerships. Because of our speed, agility and creativity, we have been able to out-innovate and out-perform the competition. Subsequently, a multitude of pharmaceutical and biotechnology companies now consider us to be a preferred partner for injectable drug delivery systems.

Recent agreements with Sanofi, Hikma, MedImmune and Novartis underline the long-term value that we can generate both for pharmaceutical customers and Unilife shareholders. In the $2 billion prefilled syringe market, we have signed long-term supply contracts that will enable Sanofi and Hikma to leverage products from our innovative Unifill® platform to differentiate their drugs from competitors, drive user-preference and build or protect market share. These two contracts alone instantly position Unilife to become the second largest provider of prefilled syringes in the world.

Likewise, our customization and supply contract with MedImmune, the biologics arm of AstraZeneca, will enable them to use our platform of wearable injectors with a portfolio of target injectable biologics. This agreement, which is the first of many wearable injector deals we expect to emerge from our commercial pipeline, confirms our leadership position within this new and fast-growing device sector that is projected to generate annual sales in excess of $8 billion within ten years.

Unilife Corporation
250 Cross Farm Lane, York, PA 17406	T + 1 717 384 3400	F + 717 384 3401	E info@unilife.com	W www.unilife.com

Each of these contracts represents a customer commitment that will span 10, 15 or even 20 years in duration. As we continue to execute our business model and sign additional long-term contracts with a multitude of pharmaceutical companies represented within our commercial pipeline, I expect Unilife will attain a position of global industry leadership in injectable drug delivery systems. To fully drive home this competitive advantage and capture additional market share, we will continue to aggressively invest in R&D to address other unmet and emerging customer needs.

While it has taken some time to bring everything together, I believe that the contracts we have signed in recent months validate that we have now passed the inflection point. In essence, Unilife is just getting started. Over the coming months, we will continue to build upon our recent accomplishments and sign additional deals that will enable us to capture more market share. We expect most of these contracts will include upfront cash and recurring payments, further strengthening our balance sheet and earnings potential. As an increasing number of injectable drugs are launched by customers with our products, we can look forward to a highly profitable business that is built upon incremental long-term contracts with recurring revenue and blended operating margins greater than 40%.

I believe our future will be defined by rapid revenue growth. Moving forward, we expect sequential quarterly revenue growth in Fiscal Year 2014, as well as significant annual revenue growth year over year for Fiscal Year 2014 and beyond. I am confident that our growing financial strength will allow us to maximize value for our shareholders going forward.

To further update Australian shareholders regarding our products, capabilities and commercial partnerships, I will be hosting investor briefings in the following cities during January 2014.

• Melbourne	InterContinental Hotel	January 29, 2014 from 10am to 12 noon

• Sydney	Radisson Blu Hotel	January 30, 2014 from 10am to 12 noon

• Newcastle	Novotel Newcastle Beach	January 31, 2014 from 5.30pm to 6.30pm

If you wish to attend one of these events in Australia, please call 1800 614 482 to register.

This has been a transformative year for Unilife. I do not believe the market has yet begun to recognize the value of the strategic position that we have created. We are poised to take a lead position in multiple, multi-billion dollar markets for injectable drug delivery systems, and also become intertwined with many of the world’s most innovative pharmaceutical and biotechnology companies under long-term partnerships to enhance and differentiate their injectable biologics, drugs and vaccines.

As a long-term shareholder of Unilife, you are very much a part of this legacy. I thank you for your continued support and confidence. To all shareholders who have made this progress possible, I extend my warmest wishes for the Holiday Season and a prosperous and peaceful New Year.

Yours Sincerely

Alan Shortall
Chairman and CEO

This letter contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include those described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.